Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES ADOPTION OF DIVIDEND REINVESTMENT PLAN

Newport, NH, September 5, 2006 — New Hampshire Thrift Bancshares, Inc. (Nasdaq: “NHTB”) (the “Company”) announced today that it has adopted a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). Under the Plan, shareholders may apply the dividends received on the common stock of the Company (the “Common Stock”) toward the purchase of additional shares of Common Stock, make optional quarterly cash payments to purchase additional shares of Common Stock, and deposit shares into the Plan for safekeeping. Shareholders must own of record at least 25 shares of Common Stock to be eligible to participate in the Plan. Shareholders who choose not to enroll in the Plan will continue to receive dividend payments by either check or direct deposit whenever dividends are paid by the Company and at no time are shareholders obligated to make additional cash purchases of Common Stock through the Plan. Plan enrollment materials and information are being distributed to shareholders via mail.

In order to participate in the Plan for the Company’s upcoming third quarter dividend payment, shareholders must submit an enrollment card to Registrar and Transfer Company, the administrator of the Plan, by October 11, 2006. Shareholder questions and requests for an enrollment card should be directed to Registrar and Transfer Company’s Investor Relations Department at 1-800-368-5948.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through seventeen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.